Exhibit 99(a)
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FIRST COMMERCE                                         NEWS RELEASE
CORPORATION
NEW ORLEANS, LOUISIANA


                         JANUARY 15, 1998


CONTACTS:                       MICHAEL A. FLICK  (504) 623-1492

                                HOLLY E. HOBSON  (504) 623-2917


          FIRST COMMERCE ANNOUNCES FOURTH QUARTER EARNINGS

     New Orleans - First Commerce Corporation (NASDAQ-FCOM) announced today that its net income for the fourth quarter was $32.0 million, or $.79 per diluted share. Diluted earnings per share were $.77 in the third quarter of 1997 and $.72 for the fourth quarter of 1996.
    The following are key items from the fourth quarter:
     * Net interest income (FTE) was $96.4 million. The decrease from both 1997's third quarter and 1996's fourth quarter was caused by the shift of net interest income to noninterest income related to the securitization of credit card loans in 1997's third quarter. Excluding the effect of this shift, net interest income rose 1% from the prior quarter and 2% from 1996's fourth quarter. Loan growth was again the most significant cause of the net interest income improvement. However, higher funding costs partially offset the benefit of loan growth between the fourth quarters of 1996 and 1997. The net interest margin was 4.46% in the fourth quarter, compared to 4.51% in the third quarter and 4.76% in last year's fourth quarter. Excluding the effect of the securitization, the net interest margin would have been 4.61% in 1997's fourth quarter and 4.59% in the third quarter.
     * The provision for loan losses was $8.6 million in the fourth quarter, down from $15.8 million in the third quarter and $14.2 million in 1996's fourth quarter. Excluding the impact of securitization, the provision would have been $12.6 million in 1997's fourth quarter and $18.6 million in the third quarter. The decline in the provision was related to improved commercial loan quality.
     * Noninterest income was $50.3 million in the fourth quarter. Excluding all securities transactions and the securitization effect, noninterest income was $49.3 million in the fourth quarter, up 5% (20% annualized) from the third quarter and 8% from 1996's fourth quarter. Credit card fees were the principal factor in the growth of noninterest income from both prior periods. Venture capital securities transactions resulted in gains of $11,000 in the fourth quarter versus $3.5 million in the third quarter.
     * Operating expense was $88.8 million for the fourth quarter, compared to $84.3 million for the third quarter and $85.3 million for 1996's fourth quarter. The 5% increase from the third quarter to the fourth quarter was principally related to the planned merger with BANC ONE CORPORATION. The largest increases were in stock-based incentive pay (caused by the quarter's 20% stock price appreciation), professional fees, and advertising expenses. Operating expense rose 4% from the fourth quarter of 1996 to the last quarter of 1997.

     Total managed loans rose to $6.7 billion as of December 31, 1997, 8% higher than one year ago and 2% higher than at September 30, 1997. Average managed loans were $6.4 billion for 1997, an increase of 17% from 1996. The most significant increases in average managed loans from 1996 to 1997 were in credit card (up 26%), commercial real estate (23% higher), and commercial loans (up 21%). Average consumer loans grew only 9% in 1997 due to First Commerce's pullback from intensely price-competitive indirect auto lending. Total deposits were $7.8 billion at December 31, 1997, 7% higher than one year earlier. Total assets were $9.5 billion as of December 31, 1997.
     Nonperforming assets were $39.6 million at December 31, 1997, slightly down from September 30. Net charge-offs were $9.7 million in the fourth quarter, or .61% of average total loans, compared to $10.4 million in the third quarter, and $11.9 million in 1996's fourth quarter. Net charge-offs of managed credit card loans were $10.7 million in 1997's fourth quarter, $8.6 million in the third quarter and $7.3 million in 1996's fourth quarter. Higher credit card charge-offs this quarter were related to the number of accounts that are reaching the age at which charge-offs peak, which is usually an account that has been open for 18 to 36 months. As a percent of total managed loans, net charge-offs were .84% in the fourth quarter. The allowance for loan losses was 1.29% of total loans at December 31, 1997.
     First Commerce Corporation is a New Orleans-based bank holding company operating six Louisiana banks in Alexandria, Baton Rouge, Lafayette, Lake Charles, Monroe and New Orleans.
     On October 20, 1997, First Commerce entered into a merger agreement with BANC ONE CORPORATION. The merger is expected to be completed in the second quarter of 1998 after approvals by shareholders and regulators are received.

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                        FIRST  COMMERCE  CORPORATION  AND  SUBSIDIARIES
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                                     FINANCIAL HIGHLIGHTS
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                                                       Fourth               Fourth                   Twelve Months Ended
                                                       Quarter              Quarter                       December 31
                                                     ------------        ------------        --------------------------------
(dollars in thousands, except per share data)            1997                1996                1997                1996
INCOME DATA                                          ------------        ------------        --------------------------------
  Net interest income                                 $   94,573          $   96,232          $  381,980          $  369,742
  Net interest income (tax equivalent)                $   96,440          $   97,776          $  389,234          $  375,500
  Provision for loan losses                           $    8,565          $   14,168          $   52,371          $   37,983
  Other income (exclusive of investment securities
   transactions)                                      $   50,267          $   45,498          $  194,511          $  171,177
  Investment securities transactions                  $       17          $      407          $    1,002          $    1,360
  Operating expense                                   $   88,785          $   85,304          $  338,129          $  326,848
  Operating income                                    $   32,025          $   28,442          $  124,962          $  117,554
  Net income                                          $   32,036          $   28,707          $  125,613          $  118,438
--------------------------------------------------   ------------        ------------        --------------------------------
AVERAGE BALANCE SHEET DATA
  Loans - reported                                    $6,342,332          $5,982,771          $6,318,995          $5,512,428
  Loans - managed *                                   $6,642,332          $5,982,771          $6,439,817          $5,512,428
  Securities                                          $2,208,532          $2,157,419          $2,119,454          $2,253,065
  Earning assets                                      $8,603,204          $8,188,195          $8,497,804          $7,831,517
  Total assets                                        $9,294,972          $8,843,783          $9,183,476          $8,525,109
  Deposits                                            $7,492,684          $6,950,851          $7,449,963          $6,887,675
  Long-term debt                                      $  390,797          $   82,460          $  341,117          $   85,338
  Stockholders' equity                                $  798,845          $  710,131          $  758,136          $  724,674
--------------------------------------------------   ------------        ------------        --------------------------------
PER COMMON SHARE DATA
  Net income - diluted                                $     0.79          $     0.72          $     3.10          $     2.89
  Net income - basic                                  $     0.83          $     0.77          $     3.24          $     3.05
  Operating income - diluted                          $     0.79          $     0.71          $     3.08          $     2.87
  Operating income - basic                            $     0.83          $     0.76          $     3.22          $     3.03
  Book value (end of period)                          $    21.03          $    18.66          $    21.03          $    18.66
  Closing stock price                                 $    67.25          $    38.88          $    67.25          $    38.88
  Cash dividends                                      $     0.40          $     0.40          $     1.60          $     1.45
--------------------------------------------------   ------------        ------------        --------------------------------
RATIOS
  Net income as a percent of:
   Average assets                                           1.37%               1.29%               1.37%               1.39%
   Average total equity                                    15.91%              16.08%              16.57%              16.34%
   Average common equity                                   15.91%              16.81%              16.57%              16.95%
  Net interest income (tax equivalent) as
   a percent of average earning assets                      4.46%               4.76%               4.58%               4.79%
  Average loans as a percent of average deposits           84.65%              86.07%              84.82%              80.03%
  Operating expense less other income
   (excluding investment securities transactions)
   as a percent of average earning assets                   1.78%               1.93%               1.69%               1.99%
  Operating expense as a percent of
   total revenue (tax equivalent and excluding
   investment securities transactions)                     60.52%              59.54%              57.92%              59.79%
  Other income (excluding investment securities
   transactions) as a percent of total revenue             34.26%              31.76%              33.32%              31.31%
  Allowance for loan losses as a percent of
   loans, at end of period                                  1.29%               1.31%               1.29%               1.31%
  Nonperforming assets as a percent of
   loans plus foreclosed assets, at end of period           0.61%               0.51%               0.61%               0.51%
  Stockholders' equity as a percent
   of total assets, at end of period                        8.64%               7.87%               8.64%               7.87%
  Leverage ratio at end of period                           8.35%               7.76%               8.35%               7.76%
--------------------------------------------------   ------------        ------------        --------------------------------
* Managed portfolio represents the owned loan portfolio plus the securitized credit card receivables.

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